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                                 EXHIBIT 99.2

                    PRESS RELEASE DATED SEPTEMBER 17, 1998
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                                 PRESS RELEASE

ROSWELL, Ga. & TORONTO--(BUSINESS WIRE)--Sept. 17, 1998--IVI Checkmate Corp. (NASDAQ NMS: CMIV - news; TSE: IVC - news) announced that its Board of Directors adopted a stockholder rights plan at its meeting yesterday and approved the issuance of stock purchase Rights in connection with the rights plan.

J. Stanford Spence, Chairman of the Board, stated: "The Rights are designed to assure that all of IVI Checkmate's stockholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, squeeze-outs, open market accumulations and other abusive tactics to gain control of IVI Checkmate without paying all stockholders a control premium. The plan is not being adopted in response to any unsolicited takeover proposals."

The stockholder rights plan is intended to enable all stockholders to realize the long-term value of their investment in IVI Checkmate. The plan will not prevent a takeover, but should encourage anyone seeking to acquire IVI Checkmate to negotiate with the Board prior to attempting a takeover.

In connection with the adoption of the plan, the Board declared a dividend of one stock purchase Right on each outstanding share of common stock and on each exchangeable share of IVI Checkmate Ltd. Future issuances of IVI Checkmate common stock and IVI exchangeable shares will include stock purchase Rights. Generally, the Right will be exercisable only if a person or group acquires 15% or more of IVI Checkmate's common stock or announces a tender offer. Each Right will entitle stockholders to buy one one-thousandth of a share of a new series of junior participating preferred stock of the Company at an exercise price of $30.00. Prior to the time they become exercisable, the Rights are redeemable for one cent per Right at the option of the Board.

If IVI Checkmate is acquired after a person has acquired 15% or more of its common stock, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of shares of the acquiring company's common stock having a market value of twice such price. Additionally, if IVI Checkmate is not acquired, a Rights holder (other than the person or group acquiring 15% or more) will be entitled to purchase, at the Right's then-current exercise price, a number of shares of IVI Checkmate's common stock having a market value of twice such price.

Following the acquisition of 15% or more of the common stock, but less than 50%, by any person, the Board may exchange the Rights (other than Rights owned by such person) at an exchange ratio of one share of common stock for each Right.

The Rights will be distributed on to stockholders on a date to be determined after consultation with the Toronto Stock Exchange and after the satisfaction of all requirements of the Toronto Stock Exchange. The Rights will expire on the ten year anniversary of the distribution date.
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Stockholders will receive additional information from IVI Checkmate on the plan within the near future and do not need to take any action to receive the Rights.

On June 25, 1998, International Verifact Inc. of Toronto, Canada, and Checkmate Electronics, Inc. of Roswell, Georgia combined operations under IVI Checkmate Corp., the third largest electronic payment solutions provider in North America. IVI Checkmate is a full-service solutions provider in the U.S., Canada and Latin America. IVI Checkmate serves the retail, financial and hospitality industries, with offices in the U.S. and Canada as well as established strategic alliances and worldwide partnerships.

This press release contains forward-looking statements subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Management cautions that these statements represent projections and estimates of future performance and involve certain risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors including, without limitation, the Company's heavy reliance on check readers in its product mix; the Company's dependence on its limited suppliers and manufacturers of component parts of its products; rapid and significant technological developments that could delay the introduction of improvements in existing products or of new products; the Company's dependence on its proprietary technologies (which may be independently developed by competitors); the Company's dependence on a small number of large customers as well as the volume and timing of bookings received during a quarter and variations in sales mix; competition from existing companies as well as new market entrants; and, the Company's dependence on key personnel.

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Contact:


  L. Barry Thomson             John J. Neubert
  President & CEO     -or-     CFO/Executive Vice President
  IVI Checkmate Corp.          IVI Checkmate Corp.
  (416) 245-6700               (770) 594-6000

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